Exhibit 99.1

[First Midwest Letterhead]

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD

AND RESTRICTIONS ON YOUR RIGHTS

TO TRADE FIRST MIDWEST BANCORP, INC.

COMMON STOCK DURING THE BLACKOUT PERIOD

February 2, 2022

To: All Directors and Executive Officers of First Midwest Bancorp, Inc.

As you may know, the First Midwest Savings and Profit Sharing Plan (the “Plan”) will enter into a blackout period in connection with the anticipated closing of the Company’s previously announced merger (the “Merger”) with Old National Bancorp (“Old National”). The blackout period is necessary to facilitate the exchange of each share of First Midwest common stock for 1.1336 shares of Old National common stock in connection with the Merger. Pursuant to the SEC’s Regulation BTR, a corresponding blackout period will be imposed on all of First Midwest’s directors and executive officers with respect to equity securities acquired in connection with their service to First Midwest.

The Merger is expected to occur after the close of business and after the end of regular trading hours on the NASDAQ Stock Market on February 15, 2022, subject to the satisfaction or waiver of the remaining closing conditions set forth in the merger agreement. Based on that expected closing date, participants in the Plan have been advised that the blackout period will begin at 1:00 p.m. Central Time on Wednesday, February 9, 2022 and will not end until Tuesday, February 22, 2022, or as soon as administratively practicable thereafter. The exact dates for the blackout period, as well as the duration of the blackout period, could change, be advanced or be extended. Participants in the Plan have been advised that, during the blackout period, they will not be able to direct any transactions into or out of First Midwest common stock in their First Midwest 401(k) Plan account. During the blackout period, any and all transactions into or out of First Midwest common stock will be restricted and participants in the First Midwest 401(k) Plan will not be able to direct any transactions into or out of First Midwest common stock in their First Midwest 401(k) Plan account or process any transaction requests involving such First Midwest common stock. After the blackout period ends, First Midwest common stock in the First Midwest 401(k) Plan will have been converted into Old National common stock and, at participants’ discretion, they can resume directing transactions into and out of Old National common stock. First Midwest will be instituting a corresponding blackout period with respect to the First Midwest Bancorp, Inc. Non-Qualified Retirement Plan, as well as the First Midwest Bancorp, Inc. Deferred Compensation Plan for Nonemployee Directors.

As a director or executive officer of First Midwest, these blackout periods with respect to transactions in First Midwest common stock in the affected plans directly impact your ability to trade First Midwest common stock (including any derivative securities such as restricted shares, restricted stock units, or performance shares), regardless of whether you participate in these plans or invest in First Midwest common stock under them.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 101 of Regulation BTR as promulgated by the Securities and Exchange Commission, you as a director or executive officer of First Midwest are prohibited during the blackout period from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of First Midwest (including any derivative security such as restricted shares, restricted stock units, or performance shares) acquired in connection with your service or employment as a director or executive officer. Transactions covered by this trading prohibition are not only limited to those involving your direct ownership but also include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you may have financial involvement).

Certain transactions are exempt from these trading prohibitions (such as bona fide gifts, transfers by will or laws of descent and distribution, and transactions involving equity securities of First Midwest that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a qualified plan that satisfies the affirmative defense conditions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provided that such Rule 10b5-1 plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction). However, those exemptions are limited. If you hold both covered and non-covered securities, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the transferred securities and demonstrate that you use the same identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements). Proposed transactions should be discussed with the Executive Vice President, General Counsel and Corporate Secretary before you or your family members take any action concerning equity securities of First Midwest during the blackout period.

We are required to provide you with this notice in order to comply with federal securities laws. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Due to the timing of the receipt of the final regulatory approval required for the completion of the Merger, the Company has reasonably determined that it is unable to provide 15 days’ advance notice of the blackout period to its directors and executive officers and is providing this notice as soon as reasonably practicable.

Key Dates for Prohibition from Trading in Standard Common Stock:

The blackout period will begin at 1:00 p.m. Central Time on February 10, 2022 and will not end until Tuesday, February 22, 2022, or as soon as administratively practicable thereafter. The exact dates for the blackout period, as well as the duration of the blackout period, could change, be advanced or be extended. You will be notified of any changes to the blackout period as soon as practical.

Very truly yours,

Nicholas J. Chulos
Executive Vice President,
General Counsel and Corporate Secretary